Exhibit 99.1

Contacts:	Lawrence P. Ward, CEO	corporate investor relations
	Margaret Torres, CFO	www.stockvalues.com
	805-239-5200	206.762.0993

NEWS RELEASE

HERITAGE OAKS BANCORP TO PRESENT AT KEEFE, BRUYETTE AND WOODS COMMUNITY BANK INVESTOR CONFERENCE

Paso Robles, CA - July 14, 2005 —Heritage Oaks Bancorp (Nasdaq: HEOP), parent company of Heritage Oaks Bank, today announced that Lawrence P. Ward, President and CEO, has been invited to present at the Keefe, Bruyette and Woods (KBW) Honor Roll and Sixth Annual Community Bank Investor Conference in New York. Heritage Oaks is scheduled to present on Wednesday, July 27 at 9:30 am EDT (6:30 am PDT), and the presentation can be viewed at www.kbw.com.

In April, Heritage Oaks reported excellent asset quality, a solid net interest margin and a 62% increase in profits in the first quarter of 2005 as compared to the same quarter a year ago. First quarter net income increased to $1.4 million, or $0.33 per diluted share, from $876,000, or $0.20 per share, in the first quarter of 2004.

Heritage Oaks Bancorp acts as a holding company for Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero and Morro Bay and three branch offices in Santa Maria. Heritage conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

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NOTE: Transmitted on Business Wire at 10AM PDT on July 14, 2005.